EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-819-7447
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS RECORD EARNINGS OF $7.0 MILLION

NOVATO, CA, October 24, 2016 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, announced quarterly earnings of $7.0 million in the third quarter of 2016, compared to $4.8 million in both the second quarter of 2016 and the third quarter of 2015. Diluted earnings per share of $1.14 in the third quarter increased $0.35 from $0.79 in both the prior quarter and the same quarter a year ago, due to the recovery of a problem credit and accelerated accretion of an acquired loan discount upon early payoff. Year-to-date earnings of $17.4 million grew 29.1% from $13.5 million for the same period a year ago. Diluted earnings per share were $2.86 in the first nine months of 2016, an increase from $2.23 for the same period in 2015.

“Bank of Marin has exceeded the record earnings achieved in the first quarter this year,” said Russell A. Colombo, President and Chief Executive Officer. “I'm pleased with our performance overall, particularly with our organic growth in both deposits and loans. We enter the fourth quarter with strong focus and positive momentum thanks to our commitment to relationship banking and our discipline, both of which drive the way the Bank operates. Our relationship focus has allowed us to build a strong customer base and work with our clients to resolve issues. This is clearly evident in the recovery we achieved in the third quarter.”

Bancorp also provided the following highlights from its operating and financial performance for the third quarter of 2016:

•
The resolution of a problem commercial real estate credit added $1.4 million interest recovery to net interest income and resulted in a $1.6 million reversal of the provision for loan losses. Non-accrual loans represent 0.04% of total loans as of September 30, 2016.

•
Deposit growth of $95.9 million in the third quarter reflects the strength of our customer relationships. Non-interest bearing deposits grew by $56.2 million and represent 47.8% of total deposits. The 0.08% cost of total deposits is consistent with the prior quarter.

•
Loans increased by $19.3 million and totaled $1,467.7 million at September 30, 2016, compared to $1,448.4 million at June 30, 2016. New loan volume of $56.3 million in the third quarter of 2016 was $11.8 million higher than last quarter.

•
All capital ratios are well above regulatory requirements for a well-capitalized institution. The total risk-based capital ratio for Bancorp was 14.3% at September 30, 2016 compared to 14.1% at June 30, 2016. Tangible common equity to tangible assets decreased to 10.9% at September 30, 2016 from 11.2% at June 30, 2016, primarily due to the increase in total assets.

•
The Board of Directors declared a cash dividend of $0.27 per share on October 21, 2016. This represents the 46th consecutive quarterly dividend paid by Bank of Marin Bancorp. The dividend is payable on November 14, 2016, to shareholders of record at the close of business on November 4, 2016.

Loans and Credit Quality

Loan originations of $56.3 million in the third quarter of 2016 were spread throughout our markets. Investor commercial real estate, commercial and industrial loans and owner-occupied commercial real estate accounted for the majority of the new loan volume for the quarter. New loan originations in the third quarter were offset by payoffs of $38.6 million, and combined with lines of credit utilization and amortization on existing loans, resulted in the net increase of $19.3 million. Payoffs in the quarter ended September 30, 2016 were primarily the result of property sales or scheduled project completion.

Year-to-date loan originations of $129.9 million are consistent with 2015 while payoffs of $116.1 million are lower than the first nine months of 2015.

Non-accrual loans totaled $540 thousand, or 0.04% of Bank of Marin's loan portfolio at September 30, 2016, compared to $2.7 million, or 0.19%, at June 30, 2016 and $2.6 million, or 0.19% a year ago. The decrease in non-accrual loans from the prior quarter and a year ago primarily relates to the payoff of the problem commercial real estate credit mentioned above. Classified loans increased $2.2 million to $22.6 million at September 30, 2016, from $20.4 million at June 30, 2016. Accruing loans past due 30 to 89 days totaled $160 thousand at September 30, 2016, compared to $135 thousand at June 30, 2016 and $3.4 million a year ago.

A $1.6 million reversal of the provision for loan losses was recorded in the third quarter of 2016 and resulted from charged-off principal recovery of $2.2 million on the problem credit previously mentioned. Net recoveries were $59 thousand in the prior quarter and $102 thousand in the same quarter a year ago. The ratio of loan loss reserve to loans totaled 1.07% at September 30, 2016 compared to 1.04% at June 30, 2016 and 1.06% at September 30, 2015.

Investments

The investment portfolio totaled $425.4 million at September 30, 2016, an increase of $43.6 million from June 30, 2016, mainly due to the deployment of cash generated by deposit growth into agency and municipal securities.

Deposits

Deposits totaled $1,801.5 million at September 30, 2016, compared to $1,705.6 million at June 30, 2016 and $1,635.5 million at September 30, 2015. The increase of $95.9 million in the third quarter is due to the normal business activity of our customers. Non-interest bearing deposits totaled $860.6 million, or 47.8% of total deposits, compared to 47.2% at June 30, 2016 and 46.0% at September 30, 2015.

Earnings

“Our credit quality continues to be exceptional. It’s the hallmark of this bank and one of the important ways by which we measure our success. Over the Bank's history, we have only taken $306 thousand in net loan losses on commercial real estate loans originated by Bank of Marin,” said Tani Girton, Chief Financial Officer. “Our 1.35% return on assets and 55.41% efficiency ratio for the quarter demonstrate the exceptional performance associated with disciplined underwriting, lending, relationship management and expense control."

Net interest income totaled $55.2 million in the first nine months of 2016 compared to $49.9 million for the same period of 2015. The increase of $5.2 million was primarily due to an increase in average earning assets of $146.8 million. Additional positive variances in 2016 include interest recovery of $1.4 million mentioned above and an increase in gains on payoffs of purchased credit impaired ("PCI") loans of $696 thousand (as seen in the table below), which were partially offset by lower average rates on loans and investments and prepayment fees of $312 thousand on a Federal Home Loan Bank ("FHLB") advance in the second quarter of 2016.

Net interest income totaled $19.4 million in the third quarter of 2016, compared to $17.2 million in the prior quarter and $16.9 million in the same quarter a year ago. The increase from both earlier quarters was due to $1.4 million interest recovery previously discussed and an increase in purchased loan accretion shown in the table below. In addition, average earning assets were higher while interest expense was lower as a result of the Federal Home Loan Bank fixed rate advance prepayment. These positive variances were minimally offset by a decline in the average rates on loans.

The tax-equivalent net interest margin was 4.05% in the third quarter of 2016, compared to 3.77% in the prior quarter and 3.79% in the same quarter a year ago. The increase in the third quarter of 2016 compared to both the second quarter of 2016 and the third quarter of 2015 is primarily due to the same changes impacting net interest income mentioned above.

Loans acquired through the acquisition of other banks are classified as PCI or non-PCI loans and are recorded at fair value at acquisition date. For acquired loans not considered credit impaired, the level of accretion varies due to maturities and early payoffs. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on payoffs of PCI loans are recorded as interest income when the payoff amounts exceed the recorded investment. PCI loans totaled $2.9 million, $2.9 million, and $3.7 million at September 30, 2016, June 30, 2016 and September 30, 2015, respectively.

Accretion and gains on payoffs of purchased loans recorded to interest income were as follows:

	Three months ended
	September 30, 2016		June 30, 2016		September 30, 2015
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$89	2 bps	$87	2 bps	$128	3 bps
Accretion on non-PCI loans [2]	$605	12 bps	$317	7 bps	$366	8 bps
Gains on payoffs of PCI loans	$—	0 bps	$—	0 bps	$1	0 bps

	Nine months ended
	September 30, 2016		September 30, 2015
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$274	2 bps	$367	3 bps
Accretion on non-PCI loans [2]	$1,252	9 bps	$1,202	9 bps
Gains on payoffs of PCI loans	$740	5 bps	$44	0 bps
1 Accretable yield on PCI loans totaled $1.6 million, $1.7 million and $2.7 million at September 30, 2016, June 30, 2016 and September 30, 2015, respectively.
2 Unaccreted purchase discounts on non-PCI loans totaled $1.9 million, $2.5 million and $3.4 million at September 30, 2016, June 30, 2016 and September 30, 2015, respectively.

Non-interest income in the third quarter of 2016 totaled $2.1 million, compared to $2.4 million in the prior quarter and $2.3 million in the same quarter a year ago. The decrease compared to the prior quarter primarily relates to a $284 thousand gain on the sale of four securities in the second quarter of 2016. The decrease from the same quarter last year is partially due to a $72 thousand gain on the sale of four securities in the third quarter of 2015, lower merchant card interchange fees of $57 thousand related to a decline in sales volume and $62 thousand lower wealth management and trust services fees in the third quarter of 2016.

Non-interest expense has been very stable totaling $11.9 million in the third quarter of 2016, $12.0 million in the prior quarter and $11.6 million in the same quarter a year ago. The increase from the third quarter of 2015 was partially due to an increase in salaries and benefits related to annual merit increases and higher full time equivalents in 2016.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its third quarter earnings call on Monday, October 24, 2016 at 8:30 a.m. PT/ 11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at http://www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $2.1 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly-owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 20 retail offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin was named 2016 Community Bank of the Year by Western Independent Bankers and has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of future acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
September 30, 2016

(dollars in thousands, except per share data; unaudited)
QUARTER-TO-DATE	September 30, 2016	June 30, 2016	September 30, 2015
NET INCOME	$6,964	$4,837	$4,773
DILUTED EARNINGS PER COMMON SHARE	$1.14	$0.79	$0.79
RETURN ON AVERAGE ASSETS (ROA)	1.35%	0.99%	1.00%
RETURN ON AVERAGE EQUITY (ROE)	12.08%	8.68%	9.00%
EFFICIENCY RATIO	55.41%	61.35%	60.67%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	4.05%	3.77%	3.79%
NET CHARGE-OFFS (RECOVERIES)	$(2,176)	$(59)	$(102)
NET CHARGE-OFFS (RECOVERIES) TO AVERAGE LOANS	(0.15)%	—%	(0.01)%

YEAR-TO-DATE
NET INCOME	$17,447	$10,483	$13,516
DILUTED EARNINGS PER COMMON SHARE	$2.86	$1.72	$2.23
RETURN ON AVERAGE ASSETS (ROA)	1.17%	1.07%	0.97%
RETURN ON AVERAGE EQUITY (ROE)	10.40%	9.52%	8.75%
EFFICIENCY RATIO	58.07%	59.49%	62.79%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	3.95%	3.90%	3.88%
NET CHARGE-OFFS (RECOVERIES)	$(2,264)	$(89)	$643
NET CHARGE-OFFS (RECOVERIES) TO AVERAGE LOANS	(0.15)%	(0.01)%	0.05%

AT PERIOD END
TOTAL ASSETS	$2,054,821	$1,950,452	$1,882,794

LOANS:
COMMERCIAL AND INDUSTRIAL	$221,207	$215,257	$189,967
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$237,538	$242,103	$239,335
COMMERCIAL INVESTOR-OWNED	$715,051	$703,458	$671,677
CONSTRUCTION	$80,491	$77,024	$54,921
HOME EQUITY	$111,211	$112,240	$113,731
OTHER RESIDENTIAL	$77,769	$73,761	$71,682
INSTALLMENT AND OTHER CONSUMER LOANS	$24,396	$24,556	$21,887
TOTAL LOANS	$1,467,663	$1,448,399	$1,363,200

NON-PERFORMING LOANS[2]:
COMMERCIAL AND INDUSTRIAL	$44	$21	$354
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$176	$176	$—
COMMERCIAL INVESTOR-OWNED	$—	$1,676	$2,020
CONSTRUCTION	$—	$—	$2
HOME EQUITY	$260	$789	$172
OTHER RESIDENTIAL	$—	$—	$—
INSTALLMENT AND OTHER CONSUMER LOANS	$60	$63	$90
TOTAL NON-ACCRUAL LOANS	$540	$2,725	$2,638

CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$22,592	$20,399	$24,023
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$160	$135	$3,361
LOAN LOSS RESERVE TO LOANS	1.07%	1.04%	1.06%
LOAN LOSS RESERVE TO NON-ACCRUAL LOANS	29.11	x	5.54	x	5.48	x
NON-ACCRUAL LOANS TO TOTAL LOANS	0.04%	0.19%	0.19%

TOTAL DEPOSITS	$1,801,469	$1,705,615	$1,635,482
LOAN-TO-DEPOSIT RATIO	81.5%	84.9%	83.4%
STOCKHOLDERS' EQUITY	$231,780	$226,452	$211,954
BOOK VALUE PER SHARE	$37.85	$37.00	$34.97
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[3]	10.9%	11.2%	10.8%
TOTAL RISK BASED CAPITAL RATIO-BANK	13.9%	13.8%	13.6%
TOTAL RISK BASED CAPITAL RATIO-BANCORP	14.3%	14.1%	14.0%
FULL-TIME EQUIVALENT EMPLOYEES	263	255	257

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Excludes accruing troubled-debt restructured loans of $19.1 million, $19.9 million and $18.8 million at September 30, 2016, June 30, 2016 and September 30, 2015, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $2.9 million, $2.9 million and $3.7 million that were accreting interest at September 30, 2016, June 30, 2016 and September 30, 2015, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status. Total PCI loans were $2.9 million, $2.9 million and $3.7 million at September 30, 2016, June 30, 2016 and September 30, 2015, respectively.

[3] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $9.1 million, $9.3 million and $9.7 million at September 30, 2016, June 30, 2016 and September 30, 2015, respectively. Tangible assets exclude goodwill and intangible assets.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
At September 30, 2016, June 30, 2016 and September 30, 2015

(in thousands, except share data; unaudited)	September 30, 2016	June 30, 2016	September 30, 2015
Assets
Cash and due from banks	$96,930	$55,438	$35,315
Investment securities
Held-to-maturity, at amortized cost	46,423	58,491	86,471
Available-for-sale (at fair value; amortized cost $374,802, $318,335 and $331,024 at September 30, 2016, June 30, 2016 and September 30, 2015, respectively)	378,996	323,361	333,856
Total investment securities	425,419	381,852	420,327
Loans, net of allowance for loan losses of $15,713, $15,087 and $14,457 at September 30, 2016, June 30, 2016 and September 30, 2015, respectively	1,451,950	1,433,312	1,348,743
Bank premises and equipment, net	8,611	8,650	9,537
Goodwill	6,436	6,436	6,436
Core deposit intangible	2,713	2,846	3,268
Interest receivable and other assets	62,762	61,918	59,168
Total assets	$2,054,821	$1,950,452	$1,882,794

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$860,638	$804,447	$752,336
Interest bearing
Transaction accounts	91,979	88,365	95,522
Savings accounts	156,225	149,745	136,021
Money market accounts	533,682	502,476	495,642
Time accounts	158,945	160,582	155,961
Total deposits	1,801,469	1,705,615	1,635,482
Federal Home Loan Bank ("FHLB") and other borrowings	—	—	15,000
Subordinated debentures	5,540	5,493	5,343
Interest payable and other liabilities	16,032	12,892	15,015
Total liabilities	1,823,041	1,724,000	1,670,840

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 6,123,181, 6,120,684 and 6,060,744 at September 30, 2016, June 30, 2016 and September 30, 2015, respectively	86,926	86,569	84,272
Retained earnings	142,427	136,992	126,082
Accumulated other comprehensive income, net	2,427	2,891	1,600
Total stockholders' equity	231,780	226,452	211,954
Total liabilities and stockholders' equity	$2,054,821	$1,950,452	$1,882,794

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended			Nine months ended
(in thousands, except per share amounts; unaudited)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Interest income
Interest and fees on loans	$17,840	$16,097	$15,498	$51,078	$46,164
Interest on investment securities
Securities of U.S. government agencies	1,283	1,191	1,223	3,826	3,248
Obligations of state and political subdivisions	569	588	527	1,743	1,578
Corporate debt securities and other	38	77	162	220	546
Interest on Federal funds sold and short-term investments	104	40	35	155	107
Total interest income	19,834	17,993	17,445	57,022	51,643
Interest expense
Interest on interest-bearing transaction accounts	27	28	28	82	88
Interest on savings accounts	15	14	12	43	37
Interest on money market accounts	112	107	125	330	375
Interest on time accounts	190	193	212	579	649
Interest on FHLB and other borrowings	—	378	80	478	236
Interest on subordinated debentures	109	107	105	325	314
Total interest expense	453	827	562	1,837	1,699
Net interest income	19,381	17,166	16,883	55,185	49,944
(Reversal of) provision for loan losses	(1,550)	—	—	(1,550)	—
Net interest income after provision for loan losses	20,931	17,166	16,883	56,735	49,944
Non-interest income
Service charges on deposit accounts	447	441	489	1,344	1,518
Wealth Management and Trust Services	506	527	568	1,599	1,809
Debit card interchange fees	393	381	372	1,112	1,087
Merchant interchange fees	114	128	171	355	430
Earnings on bank-owned life insurance	216	209	204	626	610
Dividends on FHLB stock	223	185	209	577	817
Gains on investment securities, net	—	284	72	394	80
Other income	215	266	213	691	744
Total non-interest income	2,114	2,421	2,298	6,698	7,095
Non-interest expense
Salaries and related benefits	6,683	6,724	6,300	20,155	19,762
Occupancy and equipment	1,275	1,175	1,346	3,731	4,181
Depreciation and amortization	449	441	441	1,343	1,512
Federal Deposit Insurance Corporation insurance	253	246	250	760	739
Data processing	894	916	835	2,666	2,413
Professional services	476	554	493	1,528	1,572
Directors' expense	143	116	182	448	620
Information technology	307	165	186	665	554
Provision for losses on off-balance sheet commitments	—	150	324	150	14
Other expense	1,430	1,530	1,281	4,491	4,447
Total non-interest expense	11,910	12,017	11,638	35,937	35,814
Income before provision for income taxes	11,135	7,570	7,543	27,496	21,225
Provision for income taxes	4,171	2,733	2,770	10,049	7,709
Net income	$6,964	$4,837	$4,773	$17,447	$13,516
Net income per common share:
Basic	$1.14	$0.80	$0.80	$2.87	$2.27
Diluted	$1.14	$0.79	$0.79	$2.86	$2.23
Weighted average shares:
Basic	6,083	6,078	5,963	6,070	5,943
Diluted	6,117	6,109	6,067	6,106	6,059
Dividends declared per common share	$0.25	$0.25	$0.22	$0.75	$0.66
Comprehensive income:
Net income	$6,964	$4,837	$4,773	$17,447	$13,516
Other comprehensive income
Change in net unrealized (loss) gain on available-for-sale securities	(831)	2,119	1,523	4,211	1,037
Reclassification adjustment for gains on available-for-sale securities included in net income	—	(284)	—	(394)	(8)
Net change in unrealized (loss) gain on available-for-sale securities, before tax	(831)	1,835	1,523	3,817	1,029
Deferred tax (benefit) expense	(367)	776	654	1,583	517
Other comprehensive (loss) income, net of tax	(464)	1,059	869	2,234	512
Comprehensive income	$6,500	$5,896	$5,642	$19,681	$14,028

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	September 30, 2016			June 30, 2016			September 30, 2015
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$79,672	$105	0.51%	$28,766	$39	0.54%	$51,378	$35	0.27%
Investment securities [2,3]	394,980	2,120	2.15%	389,023	2,080	2.14%	389,260	2,094	2.15%
Loans [1,3,4]	1,454,617	18,182	4.89%	1,440,847	16,416	4.51%	1,352,023	15,800	4.57%
Total interest-earning assets [1]	1,929,269	20,407	4.14%	1,858,636	18,535	3.95%	1,792,661	17,929	3.91%
Cash and non-interest-bearing due from banks	48,901			40,540			43,054
Bank premises and equipment, net	8,808			8,827			9,680
Interest receivable and other assets, net	61,649			60,205			57,589
Total assets	$2,048,627			$1,968,208			$1,902,984
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$91,035	$27	0.12%	$93,355	$28	0.12%	$93,933	$28	0.12%
Savings accounts	152,370	15	0.04%	149,234	14	0.04%	135,202	13	0.04%
Money market accounts	531,130	112	0.08%	510,727	107	0.08%	506,952	125	0.10%
Time accounts including CDARS	160,595	190	0.47%	160,031	192	0.48%	157,252	212	0.53%
Overnight borrowings [1]	—	—	—%	1,082	1	0.40%	188	—	—%
FHLB fixed-rate advances [1]	—	—	—%	12,363	377	12.07%	15,000	79	2.07%
Subordinated debentures [1]	5,516	109	7.68%	5,471	108	7.78%	5,316	105	7.73%
Total interest-bearing liabilities	940,646	453	0.19%	932,263	827	0.36%	913,843	562	0.24%
Demand accounts	864,460			797,935			765,284
Interest payable and other liabilities	14,124			13,853			13,467
Stockholders' equity	229,397			224,157			210,390
Total liabilities & stockholders' equity	$2,048,627			$1,968,208			$1,902,984
Tax-equivalent net interest income/margin [1]		$19,954	4.05%		$17,708	3.77%		$17,367	3.79%
Reported net interest income/margin [1]		$19,382	3.93%		$17,166	3.65%		$16,883	3.69%
Tax-equivalent net interest rate spread		—	3.95%			3.59%			3.67%

	Nine months ended			Nine months ended
	September 30, 2016			September 30, 2015
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$39,293	$155	0.52%	$55,509	$107	0.25%
Investment securities [2,3]	403,986	6,458	2.13%	340,373	5,864	2.30%
Loans [1,3,4]	1,446,053	52,072	4.73%	1,346,689	47,063	4.61%
Total interest-earning assets [1]	1,889,332	58,685	4.08%	1,742,571	53,034	4.01%
Cash and non-interest-bearing due from banks	39,788			44,368
Bank premises and equipment, net	8,926			9,786
Interest receivable and other assets, net	60,022			58,153
Total assets	$1,998,068			$1,854,878
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$95,112	$82	0.11%	$93,762	$88	0.13%
Savings accounts	148,050	43	0.04%	133,553	38	0.04%
Money market accounts	523,641	330	0.08%	494,142	375	0.10%
Time accounts including CDARS	160,523	579	0.48%	156,458	648	0.55%
Overnight borrowings [1]	7,190	22	0.42%	194	—	—%
FHLB fixed-rate advances [1]	9,087	456	6.59%	15,000	236	2.07%
Subordinated debentures [1]	5,469	325	7.80%	5,261	314	7.98%
Total interest-bearing liabilities	949,072	1,837	0.26%	898,370	1,699	0.25%
Demand accounts	810,190			735,487
Interest payable and other liabilities	14,651			14,466
Stockholders' equity	224,155			206,555
Total liabilities & stockholders' equity	$1,998,068			$1,854,878
Tax-equivalent net interest income/margin [1]		$56,848	3.95%		$51,335	3.88%
Reported net interest income/margin [1]		$55,185	3.84%		$49,944	3.78%
Tax-equivalent net interest rate spread			3.82%			3.76%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.